EXHIBIT 5

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Rationale for the Terms and Procedure of INTER RAO UES OJSC Reorganization through Merger with Bashenergoaktiv OJSC

1. Objectives of the Reorganization and Parties Thereto

According to the Federal Law No. 36-ФЗ *On Electric-Power Industry Functioning during the Transition Period and on Amendments Introduced into Some Legislative Acts of the Russian Federation due to Enactment of the Federal Law "On Electric-Power Industry"* dated March 26, 2003 it is prohibited for affiliated entities acting in one price zone of the wholesale market to combine electric power transmission and its production.

Violation of the above causes considerable risk exposure for Bashkir Open Joint-Stock Company of the Power Industry and Electrification *Bashkirenergo* (Башкирское открытое акционерное общество энергетики и электрификации «Башкирэнерго», ОАО «Башкирэнерго») (hereinafter referred to as "*Bashkirenergo* OJSC") as this is a violation of antimonopoly law. If the existing corporate scheme persists, it is highly possible that *Bashkirenergo* OJSC becomes subject to compulsory reorganization by request of the Federal Antimonopoly Service of Russia or *Bashkirenergo* OJSC may be requested on compulsory basis to sell its property involved directly in electric power production.

To avoid the above negative effects, it is proposed to reorganize *Bashkirenergo* OJSC through demerger into two companies as follows: *Bashenergoaktiv* Open Joint-Stock Company (Открытое акционерное общество «Башэнергоактив», ОАО «Башэнергоактив») (hereinafter referred to as "*Bashenergoaktiv* OJSC") that would get all the power generating business, and *Bashkir Grid Company* Open Joint-Stock Company (Открытое акционерное общество «Башкирская электросетевая компания», ОАО «БЭСК») (hereinafter referred to as "*BESK* OJSC") that would transmit electric power. It is also proposed to proceed with merger of *Bashenergoaktiv* OJSC with *INTER RAO UES* Open Joint-Stock Company (Открытое акционерное общество «ИНТЕР РАО ЕЭС», ОАО «ИНТЕР РАО ЕЭС») (hereinafter referred to as "*INTER RAO UES* OJSC") (the above actions are hereinafter referred to as the "Reorganization").

In the course of the Reorganization *BESK* OJSC shall receive shares in major subsidiaries of *Bashkirenergo* OJSC such as *Bashkirskaya Setevaya Kompaniya* LLC (ООО «Башкирская сетевая компания») and *Bashkirskiye Raspredelitelniye Electricheskiye Seti* LLC (ООО «Башкирские распределительные электрические сети»), whereas *Bashenergoaktiv* OJSC shall receive shares in *Bashkirskaya Generiruyuschaya Kompaniya* LLC (ООО «Башкирская генерирующая компания»), *Bashkirskiye Raspredelitelniye Teploviye Seti* LLC (ООО «Башкирские распределительные тепловые сети»), and *SGU CHPP-5* LLC (ООО «ПГУ ТЭЦ-5»). Transfer of all the assets and liabilities of *Bashkirenergo* OJSC to the newly formed companies shall be done in accordance with the demerger balance sheet.

Following to the Reorganization, ordinary and preference shares issued by *Bashkirenergo* OJSC shall be converted into ordinary and preference shares of *BESK* OJSC and *Bashenergoaktiv* OJSC.

Terms for distribution of ordinary and preference shares of *BESK* OJSC and *Bashenergoaktiv* OJSC to *Bashkirenergo* OJSC shall be different.

Thus, *INTER RAO UES* OJSC shall not receive any *BESK* OJSC shares, as shares owned by *INTER RAO UES* OJSC shall be converted only into *Bashenergoaktiv* OJSC shares. Shareholders being members of Joint-Stock Financial Corporation *Sistema* OJSC (Открытое акционерное общество «Акционерная финансовая корпорация «Система», ОАО АФК «Система») (hereinafter referred to as "*JSFC Sistema* OJSC") shall not receive any *Bashenergoaktiv* OJSC shares, as shares owned by them shall be converted only into *BESK* OJSC shares.

All other *Bashkirenergo* OJSC shareholders shall receive shares of both the companies (*BESK* OJSC and *Bashenergoaktiv* OJSC) in proportion to the number of *Bashkirenergo* OJSC owned by them as of the date of conversion. Thus, the Reorganization terms ensure protection of minority shareholders rights preventing deterioration of their status as compared to the current *Bashkirenergo* OJSC shares distribution.

At the same time with its demerger, *Bashenergoaktiv* OJSC shall be merged with *INTER RAO UES* OJSC. This merger is planned with a view to the following:

- to increase value of shares owned by the current shareholders of *Bashenergoaktiv* OJSC due to conversion proprietary shares into one of the most liquid securities in Russia's energy sector, i.e. the shares of *INTER RAO UES* OJSC;
- to ensure considerable growth potential of the integrated assets capitalization in the mid-term horizon (consensus forecast for the *INTER RAO UES* OJSC shares provides for 50 % quotation growth[1], "holding ownership structure discount" being applicable to *INTER RAO UES* OJSC shares);
- to create environment for increasing *INTER RAO UES* OJSC investment appeal and its market capitalization;
- to increase *INTER RAO UES* OJSC shares investment appeal upon the Reorganization by making ownership of the power generating assets more transparent;
- to improve ownership structure of power generating assets owned by *INTER RAO UES* OJSC Group.

In the course of *Bashenergoaktiv* OJSC merger with *INTER RAO UES* OJSC, ordinary and preference shares of *Bashenergoaktiv* OJSC shall be converted into *INTER RAO UES* OJSC shares.

Parties to the Reorganization:

INTER RAO UES OJSC, diversified energy holding that deals in production and supply of electric and thermal energy, export and import of electric energy and engineering. Taking into account the aggregate assets of all the Group members, *INTER RAO UES* OJSC is one of the top-three power generating companies within Russia and the CIS with an overall rated capacity of 29 GW.[2] Uniting nine power supply companies, including such Russia's major power companies as *Mosenergosbyt* OJSC and Joint Stock Company *Saint-Petersburg Sale Company*, *INTER RAO UES* OJSC is a market leader in this domain. Besides, the trading department of *INTER RAO UES* OJSC provides for 100 % of Russia's electric power import and 97 % of its export.

Table below summarizes the main details of the Company financial and production performance.

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[1] Based on consensus forecast for about 20 investment banks (as of January 2012).

[2] The Company owns and/or manages the following power generating assets: 27 thermal power stations, 1 nuclear power plant, 2 hydropower stations, and 1 wind farm located in Russia, Kazakhstan, Armenia, Georgia, Moldova (Pridnestrovian Moldavian Republic), and Lithuania. Owned capacity amounts to 28.1 GW, managed capacity (Armenian nuclear power plant)) amounts to 0.8 GW.

No.	Description	Measurement Unit	INTER RAO	INTER RAO UES Group**
Financial Performance during January – September, 2011 (RAS)
1	Proceeds	RUR mln	56 383	253 932
2	Gross Profit	RUR mln	9 950	N/A
3	Profit on Sales	RUR mln	2 672	14 102
4	Net Profit	RUR mln	3 230	40 416
5	Proprietary Funds (Capital and Reserves)	RUR mln	460 486	387 272
6	Total Assets	RUR mln	505 912	515 784
Production Performance** during January – September, 2011
1	Electric Power Production (Power Generating Assets)	bn kWh	10.0	89.1
2	Busbar Output	bn kWh	9.8	84.6

*	Financial Performance of INTER RAO UES is provided under the IFRS for the first six months of 2011
**	Production Performance of INTER RAO UES comprises the aggregate IRAO – Electrogeneratsiya branches performance. Electric power supplied by INTER RAO also accounts for export and import operations.

Bashkirenergo OJSC is one of the Russia’s major regional vertically integrated electric power holdings having rated electric power capacity of 4.2 GW and thermal power capacity of 13.3 thousand Gcal/h. Bashkirenergo OJSC produces power, transmits it and distributes to grids. Bashkirenergo OJSC is the main electric power and heat generating enterprise in the Republic of Bashkortostan. During 2005–2007 Bashkirenergo OJSC underwent reorganization involving demerger based on activities type.

Presently branches of Bashkirenergo OJSC generate electric and thermal power, its internal business unit sells heat, and its subsidiaries transmit and generate thermal power (Bashkirskiye Raspredelitelniye Teploviye Seti LLC), transmit and distribute electric power (Bashkirskaya Setevaya Kompaniya LLC and Bashkirskiye Raspredelitelniye Electricheskiye Seti LLC).

Bashkirenergo OJSC accounts for more than 90 % of electric power and about 50 % of thermal power in the Republic of Bashkortostan. As for the free power transfer zone No. 7, the Republic of Bashkortostan being its part, the market share of Bashkirenergo OJSC is 91 % and the company also accounts for a considerable market share in the interconnected power system of Ural region (10.8%).

Table 1. Bashkirenergo OJSC Financial Performance

Description	2009	2010	Jan-Sep 2010	Jan-Sep 2011

Proceeds (RUR mln)	50 295	62 835	45 239	40 948

EBITDA (RUR mln)	6 423	7 613	5 758	6 827

Interest Margin	13%	12%	13%	17%

EBIT (RUR mln)	3 057	4 116	3 157	4 238

Interest Margin	6%	7%	7%	10%

Net Profit (RUR mln)	2 135	2 791	2 315	7 782

Interest Margin	4%	4%	5%	19%

Table 2. Bashkirenergo OJSC Production Performance

Description	2009	2010	Jan-Sept 2011

Rated Electric Power Capacity, MW	4 556	4 248	4 272

Rated Thermal Power Capacity, Gcal/h	15 204	13 255	13 272

Electric Power Production, mln kW/h	19 834	22 612	16 739

Thermal Energy Supply, thousands of Gcal	23 890	24 128	16 873

Installed Capacity Utilization Factor, %	50%	61%	60%

Specific Reference Fuel Consumption for Electric Power Supply, g/kW/h	326	323	323

Specific Reference Fuel Consumption for Thermal Power Supply kg/Gcal	146	145	144

2.	Mechanism and Terms of Reorganization

In the course of Reorganization, Bashkirenergo OJSC will be demerged into two companies: BESK OJSC and Bashenergoaktiv OJSC and at the same time, Bashenergoaktiv OJSC will be merged with INTER RAO UES OJSC.

Bashkirenergo OJSC ordinary and preference shares will be converted into the ordinary and preference shares of BESK OJSC and Bashenergoaktiv OJSC. Bashkirenergo OJSC will be cancelled and the company shall terminate its activities as independent legal entity.

Upon Bashenergoaktiv OJSC merger with INTER RAO UES OJSC, its shares shall be cancelled and converted into the ordinary shares of INTER RAO UES OJSC.

Bashkirenergo OJSC assets and liabilities of shall be distributed between the newly incorporated companies in accordance with the demerger balance sheet.

Ratios for conversion of Bashkirenergo OJSC shares into BESK OJSC and Bashenergoaktiv OJSC shares shall be established by resolution adopted at the General Meeting of Shareholders of Bashkirenergo OJSC.

Ratios for conversion of Bashenergoaktiv OJSC shares into the additional INTER RAO UES OJSC shares shall be established by the Merger Contract signed by and between Bashenergoaktiv OJSC and INTER RAO UES OJSC as well as by resolutions adopted at the General Meetings of Shareholders of Bashkirenergo OJSC and INTER RAO UES OJSC.

The owners of additional INTER RAO UES OJSC ordinary shares shall have the same rights as the owners of INTER RAO UES OJSC placed ordinary shares as provided by INTER RAO UES OJSC Charter and the laws of the Russian Federation.

3.	Reorganization Procedure

Since all the parties to the Reorganization are joint-stock companies, the Reorganization shall be governed by the Federal Law On Joint-Stock Companies and the provisions of the Civil Code of the Russian Federation.

Listed below are the main Reorganization activities:

3.1. Resolutions on Reorganization shall be adopted at the General Meetings of Shareholders of Bashkirenergo OJSC and INTER RAO UES OJSC.

3.2. State authorities, employees of the reorganized companies, creditors and other concerned entities shall be notified on the beginning of the Reorganization.

3.3. The reorganized companies shall repurchase shares from shareholders holding voting shares of the reorganized companies who voted against the Combined Reorganization and/or Merger or who did not take part in voting on these issues and requested their shares to be repurchased fully or partly under the procedure and within the time frames prescribed by articles 75 and 76 Federal Law On Joint-Stock Companies.

3.4. Federal Financial Market Service (FFMS) of Russia shall register the additional issues of shares by INTER RAO UES OJSC and INTER RAO UES OJSC securities prospectus.

3.5. Finalizing the Reorganization: records shall be filed with the Unified State Register of Legal Entities on termination of activities of Bashkirenergo OJSC due to the Reorganization as well as on incorporation of BESK OJSC and Bashenergoaktiv OJSC and at the same time a record shall be filed on termination of activities of Bashenergoaktiv OJSC due to its merger with INTER RAO UES OJSC.

BESK OJSC and Bashenergoaktiv OJSC shares shall be placed as of the date of official registration of the companies.

INTER RAO UES OJSC shares shall be placed through conversion of Bashenergoaktiv OJSC shares into the additional INTER RAO UES OJSC shares.

3.6. Reports on the results of BESK OJSC ordinary and preference shares issues shall be officially registered by the FFMS of Russia.

3.7. Reports on the results of additional INTER RAO UES OJSC shares issues shall be officially registered by the FFMS of Russia.

3.8. Amendments to the Charter of INTER RAO UES OJSC shall be officially registered.

4.	Guarantees of Rights of Shareholders and Creditors

Repurchase of Shares from Shareholders:

Under the current legislation, the terms of Reorganization guarantee the rights of Shareholders of Bashkirenergo OJSC and INTER RAO UES OJSC who voted against the Resolution on Reorganization or who did not take part in voting on Reorganization as well as the rights of creditors of Bashkirenergo OJSC and INTER RAO UES OJSC.

Shareholders of Bashkirenergo OJSC and INTER RAO UES OJSC who voted against the Resolution on Reorganization or who did not take part in voting on Reorganization shall have the right to offer their Bashkirenergo OJSC and INTER RAO UES OJSC shares for redemption.

For the purposes of such redemption as well as for the purposes of share conversion, the price for Bashkirenergo OJSC and INTER RAO UES OJSC shares shall be set by the Boards of Directors of Bashkirenergo OJSC and INTER RAO UES OJSC respectively based on reports issued by an independent valuator in compliance with the Federal Law On Joint-Stock Companies.

Securities Trading:

Trading in shares and depositary receipts of INTER RAO UES OJSC shall not cease once the resolution on the Reorganization is adopted. Shares and depositary receipts issued by Bashkirenergo OJSC shall be traded as usual until ceased under the procedure prescribed by the FFMS of Russia and the rules of MICEX-RTS before the official registration of termination of activities of Bashkirenergo OJSC takes placed and, correspondingly, before the shares of the above company companies are converted. Additionally issued shares of INTER RAO UES OJSC placed by conversion of Bashenergoaktiv OJSC shares thereinto shall be admitted for trading upon official registration by the FFMS of Russia of reports on results of the additional issues of shares. Once the serial numbers (codes) of additional issues are cancelled (after a three-month period from the date the reports of results of additional issues are officially registered), the additionally issued shares of INTER RAO UES OJSC shall be merged with the shares of the principal issue.

Guarantees to Creditors:

In the course of the Reorganization, the creditors of Bashkirenergo OJSC and INTER RAO UES OJSC shall have guarantees under the actual laws of the Russian Federation.

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